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                                                                    EXHIBIT 99.1

                             [SANTA FE LETTERHEAD]


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE


                       SANTA FE INTERNATIONAL CORPORATION
                            PUBLIC OFFERING COMPLETED


Dallas, July 3, 2000 - Santa Fe International Corporation (NYSE:SDC) announced today the closing of the public offering of 30 million of the Company's ordinary shares by its principal shareholder, SFIC Holdings (Cayman), Inc., a wholly-owned subsidiary of Kuwait Petroleum Corporation. The Company did not receive any of the proceeds from this offering.

Kuwait Petroleum Corporation now beneficially owns 44.5 million or approximately 39% of Santa Fe International Corporation's ordinary shares. Approximately 71 million of the Company's outstanding shares, or 61%, are now in the public float.

Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. served as managing underwriters for the offering. A copy of the final prospectus relating to these securities can be obtained from the offices of Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (telephone 212/902-5400).

Santa Fe International Corporation is a leading international offshore and land contract driller. The Company owns and operates a high quality, technologically advanced fleet of 27 marine drilling rigs and 33 land drilling rigs and is a provider of drilling related services to the petroleum industry.